QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Alexandria Real Estate Equities, Inc. for the registration of up to $500,000,000 of its common stock, preferred stock, warrants, and debt securities and to the incorporation by reference therein of our report dated February 2, 2004, with respect to the consolidated financial statements and schedule of Alexandria Real Estate Equities, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Los Angeles, California
August 10, 2004

QuickLinks

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM